Exhibit 5.1

October 29, 2015

First Foundation Inc.

18101 Von Karman Avenue, Suite 700

Irvine, California  92612

Re:	Post-Effective Amendment No. 1 to Registration Statements on Form S-8.

Ladies and Gentlemen:

At your request, we have examined of Post-Effective Amendment No. 1 (the “S-8 Amendment”) to the Registration Statements on Form S-8 (File Nos. 333-193658 and 333- 207638) being filed on this date by First Foundation Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the adoption of the 2007 Equity Incentive Plan, 2007 Management Stock Incentive Plan and 2015 Equity Incentive Plan (collectively, the “Plans”), as successor in interest, by merger, of the Company’s predecessor, First Foundation Inc., a California corporation (“FFI-California”).

As counsel to the Company, we also have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the adoption of the Plans and the filing of the S-8 Amendment, and we have examined such documents and considered such questions of law as we have deemed necessary or appropriate to the rendering of this opinion. We also have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures.

This opinion is limited solely to the corporate laws of the State of Delaware and we are not expressing any opinion herein concerning any laws other than those laws.

As you are aware, shareholders of our firm own a total of 8,500 shares of common stock of the Company.

We hereby consent to the use of this opinion as Exhibit 5.1 to the S-8 Amendment. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Respectfully submitted,

/s/ Stradling Yocca Carlson & Rauth
STRADLING YOCCA CARLSON & RAUTH P. C.